Exhibit 5.1
[JONES DAY LETTERHEAD]
August 28, 2007
Macy’s, Inc.
Macy’s Retail Holdings, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202
Re:	Issuance of $350,000,000 Senior Notes due 2013 of Macy’s Retail Holdings, Inc.
Ladies and Gentlemen:
     We are acting as counsel for Macy’s Retail Holdings, Inc., a New York corporation (“Macy’s Holdings”), in connection with the sale of $350 million in aggregate principal amount of Macy’s Holdings’ 5.875% senior notes due 2013 (the “Debt Securities”), which will be fully and unconditionally guaranteed (the “Guarantee”) by Macy’s, Inc., a Delaware corporation (“Macy’s”), pursuant to the Underwriting Agreement, dated as of August 28, 2007 (the “Underwriting Agreement”), entered into by and among Macy’s Holdings, Macy’s and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc., acting as representatives of the several underwriters named therein. The Debt Securities will be issued under an indenture, dated as of November 2, 2006 (the “Base Indenture”), among Macy’s Holdings, as issuer, Macy’s, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, to be entered into among Macy’s Holdings, Macy’s and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) relating to the Debt Securities. The Debt Securities and the Guarantee are collectively referred to herein as the “Securities.”
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Debt Securities, when executed by Macy’s Holdings and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of Macy’s Holdings.

2.	Upon the execution, authentication, issuance and delivery of the Debt Securities as described above, the Guarantee thereof will constitute a valid and binding obligation of Macy’s.

Macy’s, Inc.
Macy’s Retail Holdings, Inc.
August 28, 2007

     For purposes of the opinions expressed herein, we have assumed that (i) the definitive terms of the Debt Securities and Guarantee will be established in accordance with the provisions of the Indenture and (ii) the Fourth Supplemental Indenture will be duly executed and delivered by Macy’s Holdings and Macy’s. We also have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     For purposes of our opinion set forth in paragraph 2, we have assumed that the obligations of Macy’s under the Guarantee will be, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of Macy’s, and will benefit Macy’s, directly or indirectly.
     The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by Macy’s and incorporated by reference into the Registration Statement on Form S-3, as amended (Reg. No. 333-138376) (the “Registration Statement”), filed by the Macy’s and Macy’s Holdings to effect the registration of the Debt Securities and Guarantee under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the captions “Certain Legal Matters” and “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day